Exhibit 99.1

Rodman & Renshaw Capital Group, Inc. Completes Acquisition of Hudson
Holding Corporation

NEW YORK, NY – April 8, 2011 - Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), today announced that it has completed its acquisition of Hudson Holding Corporation (OTCBB: HDHL). The merger furthers Rodman’s mission of building a full service investment bank for growth companies with expanded sales, trading and research capabilities.

"I am pleased to announce the completion of our acquisition of Hudson," said Edward Rubin, Rodman’s CEO. "The close of this acquisition brings substantial diversification to Rodman's business platform through Hudson's sales and trading franchise and represents a very significant milestone in the building of our franchise."

"Over the past three months, professionals from both entities have been working diligently to prepare for the integration of our two firms under the Rodman brand name. We expect to synergistically add Hudson’s established and broad-based sales and trading franchise onto our platform right away and immediately expand Rodman’s research franchise, expanding coverage to key sectors, including, transportation, gaming, leisure, wireless technology and industrials. Already, our clients have seen how this acquisition can enhance the services we provide, and under our integration plan we believe that we will begin to realize the synergies and costs savings of the combined platform over the coming quarters."

Today’s announcement follows Hudson stockholder approval of the transaction at the Special Meeting of Stockholders held earlier today and receipt of all required regulatory approvals. Each Hudson stockholder will receive approximately 0.0332 shares of Rodman common stock for each common share of Hudson held. The combined company will continue to operate under the Rodman name and trade on the NASDAQ GM under the symbol “RODM.” As of market close today, Hudson’s common shares ceased trading on the OTCBB. Rodman will remain headquartered in New York City with offices in New Jersey, Houston, Boston, Boca Raton, Cleveland, Chicago and Los Angeles.

About Rodman & Renshaw Capital Group, Inc

Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC and Hudson Securities, Inc.

Rodman & Renshaw is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Rodman also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent in terms of deal volume of PIPE and RD financing transactions completed every year since 2005.

For more information visit Rodman & Renshaw on the Internet at www.rodm.com.

MEMBER FINRA, SIPC

Contact Information
Rodman & Renshaw Investor Relations
Grayling
Mr. Christopher Chu
Phone:	1-646-284-9400 (ext. 426)
Email:	Rodman@grayling.com

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